Exhibit 99.1

Montauk Renewables Announces Second Quarter 2023 Results

PITTSBURGH, PENNSYLVANIA – August 9, 2023—Montauk Renewables, Inc. (“Montauk” or “the Company”) (NASDAQ: MNTK), a renewable energy company specializing in the management, recovery, and conversion of biogas into renewable natural gas (“RNG”), today announced financial results for the second quarter ended June 30, 2023.

Second Quarter Financial Highlights:

• Revenues of $53.3 million, decreased 21.5% as compared to the second quarter of 2022

• Net Income of $1.0 million, decreased 94.8% as compared to the second quarter of 2022

• Non-GAAP Adjusted EBITDA of $19.2 million, decreased 30.4% as compared to the second quarter of 2022

• RNG production of 1.4 million MMBtu, decreased 2.6% as compared to the second quarter of 2022

On June 21, 2023, the Environmental Protection Agency announced final rules for the Renewable Fuel Standard for the period 2023 through 2025. The final rules did not finalize the eRIN program but did set final volumes for cellulosic biofuel at 838, 1,090, and 1,376 million RINs for the years 2023, 2024 and 2025, respectively. We sold a significant amount of RINs as a result of the rise in the index price of D3 RINs following the announcement of the final rules.

In the second quarter of 2023, we announced a planned development of a renewable natural gas landfill project in Irvine, CA at the Frank R. Bowerman Landfill. The project is anticipated to process the large and growing volumes of biogas in excess of the existing capacity of the REG facility. With a targeted commissioning date in 2026, we currently expect the capital investment to range between $85 - $95 million, which is anticipated to have production nameplate capacity of approximately 3,600 MMBtu per day.

Second Quarter Financial Results

Total revenues in the second quarter of 2023 were $53.3 million, a decrease of $14.6 million (21.5%) compared to $67.9 million in the second quarter of 2022. The decrease is primarily related to a decrease in pricing of gas commodity indices and average realized RIN pricing during the second quarter of 2023 compared to the second quarter of 2022. Gas commodity indices decreased 70.7% during the second quarter of 2023 compared to the second quarter of 2022. Realized RIN pricing of $2.16 in the second quarter of 2023 decreased 36.1% when compared to $3.38 in the second quarter of 2022. Operating and maintenance expenses for our RNG facilities were $11.7 million, an increase of $0.7 million (6.5%) compared to $11.0 million in the second quarter of 2022. The primary driver of this increase is related to timing of preventative maintenance expenses during the second quarter 2023 at our Apex, Atascocita, and Coastal facilities as compared to the second quarter of 2022. Our Renewable Electricity Generation operating and maintenance expenses in the second quarter of 2023 were $3.4 million, a decrease of $0.4 million (10.0%) compared to $3.8 million in the second quarter of 2022, due to the timing of scheduled preventative maintenance intervals at our Bowerman facility. Total general and administrative expenses were $8.7 million in the second quarter of 2023, a decrease of less than $0.1 million (0.1%) compared to $8.7 million in the second quarter of 2022. The change was primarily related to accounting for stock-based compensation expenses. Stock-based compensation increased due to stock option grants to executive officers in the second quarter of 2023 but was offset by a decrease in stock-based compensation expense of approximately $0.7 million due to the forfeiture of stock awards in the second quarter of 2023. Operating income in the second quarter of 2023 was $13.6 million, a decrease of $10.4 million (43.4%) compared to operating income of $24.0 million in the second quarter of 2022. Net income for the second quarter of 2023 was $1.0 million, a decrease of $18.2 million (94.8%) compared to net income of $19.2 million in the second quarter of 2022.

Second Quarter Operational Results

We produced approximately 1.4 million Metric Million British Thermal Units (“MMBtu”) of RNG during the second quarter of 2023, a decrease of less than 0.1 million compared to 1.4 million MMBtu produced in the second quarter of 2022. Our Rumpke facility produced less than 0.1 million fewer MMBtu in the second quarter of 2023 compared to the second quarter of 2022 as a result of process equipment failure in the second quarter of 2023 which temporarily impacted production. Our Pico facility produced less than 0.1 million fewer MMBtu in the second quarter of 2023 compared to the second quarter of 2022 as a result of feedstock processing challenges in the second quarter of 2023. Our Galveston facility produced less than 0.1 million more MMBtu in the second quarter of 2023 compared to the second quarter of 2022 as a result of process equipment modification. We produced approximately 49 thousand megawatt hours (“MWh”) in Renewable Electricity in the second quarter of 2023, an increase of 2 thousand MWh compared to 47 thousand MWh produced in the second quarter of 2022. Our Security facility produced approximately 1 thousand MWh more in the second quarter of 2023 compared to the second quarter of 2022 due to engine maintenance completed in the second quarter of 2022.

Updated 2023 Full Year Outlook:

• RNG revenues expected to range between $160.0 and $175.0 million

• RNG production volumes expected to range between 5.7 and 6.1 million MMBtu

• Renewable Electricity revenues expected to range between $18.0 and $19.0 million

• Renewable Electricity production volumes expected to range between 195 and 200 thousand MWh

Conference Call Information

The Company will host a conference call today at 5:00 p.m. ET to discuss results. The register for the conference call will be available via the following link:

• https://register.vevent.com/register/BI10afeccdc20c4c7ba627f4efd237dc59

Please register for the conference call and webcast using the above link in advance of the call start time. The webcast platform will register your name and organization as well as provide dial-ins numbers and a unique access pin. The conference call will be broadcast live and be available for replay at edge.media-server.com/mmc/p/55xst8sx and on the Company’s website at https://ir.montaukrenewables.com after 8:00 p.m. Eastern time on the same day through August 9, 2024.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include references to EBITDA and Adjusted EBITDA, which are Non-GAAP financial measures. We present EBITDA and Adjusted EBITDA because we believe the measures assist investors in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

In addition, EBITDA and Adjusted EBITDA are financial measurements of performance that management and the board of directors use in their financial and operational decision-making and in the determination of certain compensation programs. EBITDA and Adjusted EBITDA are supplemental performance measures that are not required by or presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity or profitability.

About Montauk Renewables, Inc.

Montauk Renewables, Inc. (NASDAQ: MNTK) is a renewable energy company specializing in the management, recovery and conversion of biogas into RNG. The Company captures methane, preventing it from being released into the atmosphere, and converts it into either RNG or electrical power for the electrical grid (“Renewable Electricity”). The Company, headquartered in Pittsburgh, Pennsylvania, has more than 30 years of experience in the development, operation and management of landfill methane-fueled renewable energy projects. The Company has current operations at 15 operating projects located in California, Idaho, Ohio, Oklahoma, Pennsylvania, North Carolina, South Carolina, and Texas. The Company sells RNG and Renewable Electricity, taking advantage of Environmental Attribute premiums available under federal and state policies that incentivize their use. For more information, visit https://ir.montaukrenewables.com

Company Contact:

John Ciroli

Chief Legal Officer (CLO) & Secretary

investor@montaukrenewables.com

(412) 747-8700

Investor Relations Contact:

Georg Venturatos

Gateway Investor Relations

MNTK@gateway-grp.com

(949) 574-3860

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of U.S. federal securities laws that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “strive,” “aim,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to future results of operations, financial condition, estimated and projected costs, and plans and objectives for future operations, growth, strategies or initiatives, including the Pico feedstock amendment, the Montauk Ag project in North Carolina, the Raeger capital improvement project, the Second Apex RNG Facility project, the Blue Granite RNG project, the Bowerman RNG project, the delivery of biogenic carbon dioxide volumes to European Energy, and the resolution of gas collection issues at the McCarty facility, are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to:

our ability to develop and operate new renewable energy projects, including with livestock farms, and related challenges associated with new projects, such as identifying suitable locations and potential delays in acquisition financing, construction, and development; reduction or elimination of government economic incentives to the renewable energy market; the inability to complete strategic development opportunities; deterioration in general economic conditions outside our control including the impacts of supply chain disruptions, inflationary cost increases, recession and other macroeconomic factors; continued inflation could raise our operating costs or increase the construction costs of our existing or new projects; rising interest rates could increase the borrowing costs of future indebtedness; the potential failure to retain and attract qualified personnel of the Company or a possible increased reliance on third-party contractors as a result; the length of development and optimization cycles for new projects, including the design and construction processes for our renewable energy projects; dependence on third parties for the manufacture of products and services and our landfill operations; the quantity, quality and consistency of our feedstock volumes from both landfill and livestock farm operations; reliance on interconnections to distribution and transmission products for our Renewable Natural Gas and Renewable Electricity Generation segments; our projects not producing expected levels of output; potential benefits associated with the combustion-based oxygen removal condensate neutralization technology; concentration of revenues from a small number of customers and projects; our outstanding indebtedness and restrictions under our credit facility; our ability to extend our fuel supply agreements prior to expiration; our ability to meet milestone requirements under our power purchase agreements; existing regulations and changes to regulations and policies that effect our operations; expected benefits from the extension of the Production Tax Credit and Investment Tax Credit under the Inflation Reduction Act of 2022; decline in public acceptance and support of renewable energy development and projects; our expectations regarding Environmental Attribute volume requirements and prices and commodity prices; our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act (“JOBS Act”); our expectations regarding future capital expenditures, including for the maintenance of facilities; our expectations regarding the use of net operating losses before expiration; our expectations regarding more attractive carbon intensity scores by regulatory agencies for our livestock farm projects; market volatility and fluctuations in commodity prices and the market prices of Environmental Attributes and the impact of any related hedging activity; regulatory changes in federal, state and international environmental attribute programs and the need to obtain and maintain regulatory permits, approvals, and consents; profitability of our planned livestock farm projects; sustained demand for renewable energy; security threats, including cyber- security attacks; potential liabilities from contamination and environmental conditions; potential exposure to costs and liabilities due to extensive environmental, health and safety laws; impacts of climate change, changing weather patterns and conditions, and natural disasters; failure of our information technology and data security systems; increased competition in our markets; continuing to keep up with technology innovations; concentrated stock ownership by a few stockholders and related control over the outcome of all matters subject to a stockholder vote; and other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K and our other filings with the SEC.

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in our Securities and Exchange Commission filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. The forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

MONTAUK RENEWABLES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except per share data)

	As of June 30,	As of December 31,
ASSETS	2023	2022
Current assets:
Cash and cash equivalents	$77,630	$105,177
Accounts and other receivables	13,215	7,222
Related party receivable	10,117	9,000
Income tax receivable	483	—
Current portion of derivative instruments	1,004	879
Prepaid expenses and other current assets	5,833	2,590

Total current assets	$108,282	$124,868

Non-current restricted cash	$408	$407
Property, plant and equipment, net	194,846	175,946
Goodwill and intangible assets, net	15,269	15,755
Deferred tax assets	3,865	3,952
Non-current portion of derivative instruments	930	936
Operating lease right-of-use assets	4,528	4,742
Finance lease right-of-use assets	62	96
Other assets	8,150	5,614

Total assets	$336,340	$332,316

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,027	$4,559
Accrued liabilities	21,606	15,090
Income tax payable	—	402
Current portion of operating lease liability	414	410
Current portion of finance lease liability	62	71
Current portion of long-term debt	7,880	7,870

Total current liabilities	$34,989	$28,402

Long-term debt, less current portion	$59,560	$63,505
Non-current portion of operating lease liability	4,282	4,341
Non-current portion of finance lease liability	—	25
Asset retirement obligations	5,695	5,493
Other liabilities	4,013	3,459

Total liabilities	$108,539	$105,225

STOCKHOLDERS’ EQUITY

Common stock, $0.01 par value, authorized 690,000,000 shares; 143,682,811 shares issued at June 30, 2023 and December 31, 2022, respectively; 141,633,417 shares outstanding at June 30, 2023 and December 31, 2022, respectively	1,416	1,416
Treasury stock, at cost, 971,306 shares June 30, 2023 and December 31, 2022, respectively	(11,051)	(11,051)
Additional paid-in capital	209,555	206,060
Retained earnings	27,881	30,666

Total stockholders' equity	227,801	227,091

Total liabilities and stockholders' equity	$336,340	$332,316

MONTAUK RENEWABLES, INC
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022

Total operating revenues	$53,256	$67,884	$72,409	$100,055

Operating expenses:
Operating and maintenance expenses	15,221	14,870	29,402	28,072
General and administrative expenses	8,745	8,753	18,220	17,248
Royalties, transportation, gathering and production fuel	10,205	15,090	14,138	22,296
Depreciation, depletion and amortization	5,251	5,134	10,447	10,286
Gain on insurance proceeds	—	—	—	(313)
Impairment loss	274	69	726	120
Transaction costs	3	5	86	32

Total operating expenses	$39,699	$43,921	$73,019	$77,741

Operating income (loss)	$13,557	$23,963	$(610)	$22,314

Other expenses (income):
Interest expense	$711	$271	$2,386	$303
Other (income)	(90)	(25)	(84)	(333)

Total other expense (income)	$621	$246	$2,302	$(30)

Income (loss) before income taxes	$12,936	$23,717	$(2,912)	$22,344

Income tax expense (benefit)	11,933	4,565	(127)	4,307

Net income (loss)	$1,003	$19,152	$(2,785)	$18,037

Income (loss) per share:
Basic	$0.01	$0.14	$(0.02)	$0.13
Diluted	$0.01	$0.13	$(0.02)	$0.13

Weighted-average common shares outstanding:
Basic	141,633,417	141,129,457	141,633,417	141,087,699
Diluted	142,045,498	142,462,069	141,633,417	142,220,274

MONTAUK RENEWABLES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in thousands):
	Six Months Ended
	June 30,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(2,785)	$18,037
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	10,447	10,286
Provision for deferred income taxes	87	3,791
Stock-based compensation	3,495	4,631
Derivative mark-to-market adjustments and settlements	(119)	156
Gain on property insurance proceeds	—	(313)
Increase in earn-out liability	350	1,403
Net loss (gain) on sale of assets	37	(293)
Accretion of asset retirement obligations	202	127
Amortization of debt issuance costs	184	212
Impairment loss	726	120
Changes in operating assets and liabilities:
Accounts and other receivables and other current assets	(13,246)	(17,989)
Accounts payable and other accrued expenses	6,699	6,604
Net cash provided by operating activities	$6,077	$26,772
Cash flows from investing activities:
Capital expenditures	$(29,588)	$(5,148)
Proceeds from insurance recovery	—	313
Proceeds from sale of assets	—	1,088
Cash collateral deposits, net	1	—
Net cash used in investing activities	$(29,587)	$(3,747)
Cash flows from financing activities:
Repayments of long-term debt	$(4,000)	$(4,000)
Treasury stock purchase	—	(91)
Finance lease payments	(36)	(4)
Net cash used in financing activities	$(4,036)	$(4,095)
Net (decrease) increase in cash and cash equivalents and restricted cash	$(27,546)	$18,930
Cash and cash equivalents and restricted cash at beginning of period	$105,606	$53,612
Cash and cash equivalents and restricted cash at end of period	$78,060	$72,542
Reconciliation of cash, cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$77,630	$72,195
Restricted cash and cash equivalents - current	22	19
Restricted cash and cash equivalents - non-current	408	328
	$78,060	$72,542

Supplemental cash flow information:
Cash paid for interest	$2,460	$1,673
Cash paid for income taxes	865	50
Accrual for purchase of property, plant and equipment included in accounts payable and accrued liabilities	6,565	1,367

MONTAUK RENEWABLES, INC.

NON-GAAP FINANCIAL MEASURES
(Unaudited)

(in thousands):

The following table provides our EBITDA and Adjusted EBITDA, as well as a reconciliation to net income (loss) which is the most directly comparable GAAP measure, for the three and six months ended June 30, 2023 and 2022:

	Three Months Ended June 30,
	2023	2022
Net income	$1,003	$19,152
Depreciation, depletion and amortization	5,251	5,134
Interest expense	711	271
Income tax expense	11,933	4,565
Consolidated EBITDA	18,898	29,122

Impairment loss	274	69
Transaction costs	3	5
Non-cash hedging charges	—	(1,644)
Adjusted EBITDA	$19,175	$27,552

	Six Months Ended June 30,
	2023	2022
Net (loss) income	$(2,785)	$18,037
Depreciation, depletion and amortization	10,447	10,286
Interest expense	2,386	303
Income tax (benefit) expense	(127)	4,307
Consolidated EBITDA	9,921	32,933

Impairment loss	726	120
Net loss (gain) of sale of assets	37	(293)
Transaction costs	86	32
Non-cash hedging charges	—	1,807
Adjusted EBITDA	$10,770	$34,599